Exhibit 3.1

CERTIFICATE OF AMENDMENT OF
THE CERTIFICATE OF INCORPORATION OF
HERTZ RENTAL CAR HOLDING COMPANY, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Hertz Rental Car Holding Company, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. This Amendment to the Certificate of Incorporation (the “Certificate of Incorporation”), of the Corporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

2. Article Fourth of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

FOURTH. Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 440,000,000 shares, consisting of: (x) 400,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and (y) 40,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided.

(a) Common Stock. Except as may otherwise be provided in this Certificate of Incorporation, in a Preferred Stock Designation (as hereinafter defined), or as required by law, the holders of outstanding shares of Common Stock shall have the right to vote on all questions to the exclusion of all other stockholders, each holder of record of Common Stock being entitled to one vote for each share of Common Stock standing in the name of the stockholder on the books of the Corporation.

(b) Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) (or any committee to which it may duly delegate the authority granted in this Article Fourth) is hereby empowered to authorize the issuance from time to time of shares of Preferred Stock in one or more series, for such consideration and for such corporate purposes as the Board of Directors (or such committee thereof) may from time to time determine, and by filing a certificate (hereinafter referred to as a “Preferred Stock Designation”) pursuant to applicable law of the State of Delaware as it presently exists or may hereafter be amended to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof to the fullest extent now or hereafter permitted by this Certificate of Incorporation and the laws of the State of Delaware, including, without limitation, voting rights (if any), dividend rights, dissolution rights, conversion rights, exchange rights and redemption rights thereof, as shall be stated and expressed in a resolution or resolutions adopted by the Board of Directors (or such committee thereof) providing for the issuance of such series of Preferred Stock. The

Exhibit 3.1

authority of the Board of Directors (or such committee thereof) with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(i)	the designation of the series, which may be by distinguishing number, letter or title;

(ii)
the number of shares of the series, which number the Board of Directors (or such committee thereof) may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(iii)	the amounts payable on and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(iv)	the dates on which dividends, if any, shall be payable;

(v)	the redemption rights and price or prices, if any, for shares of the series;

(vi)	the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(vii)	the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(viii)
whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(ix)	restrictions on the issuance of shares of the same series or of any other class or series; and

(x)	the voting rights, if any, of the holders of shares of the series.

Exhibit 3.1

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be duly executed this 17th day of June, 2016.

HERTZ RENTAL CAR HOLDING COMPANY, INC.
By: /s/ Richard J. Frecker
Name:    Richard J. Frecker

Title:	Senior Vice President, Deputy General Counsel, Secretary and Acting General Counsel

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